UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2012

Lifevantage Corporation

(Exact name of registrant as specified in its charter)

Colorado	000-30489	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9815 S. Monroe Street, Suite 100, Sandy, UT		84070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 432-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A is being filed to amend and restate the Form 8-K of LifeVantage Corporation (the “Company”) that was filed on June 29, 2012 relating to the compensatory arrangements of certain officers adopted by the Company’s board of directors on June 22, 2012.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 22, 2012, our board of directors, upon the recommendation of the compensation committee of our board of directors, adopted a bonus plan intended to reward full time employees who are employed for at least six months prior to the end of our fiscal year ended June 30, 2013 for their performance in meeting corporate and personal goals. Our executive officers are eligible to participate under the bonus plan.

Under the terms of the bonus plan, our eligible executive officers will receive bonuses if our company meets certain corporate goals and they meet certain personal goals. The relative weight assigned to corporate goals and personal goals is 70% and 30%, respectively. The corporate goals relate to our revenue and our earnings before interest, taxes, depreciation and amortization, or EBITDA. The amount of bonus payable with respect to the achievement of corporate goals and personal goals will vary depending upon the percent of the respective goals that are achieved. The maximum bonus amount for each eligible executive officer is 87.5% of their respective base salary, which is as follows for each executive officer listed below:

Executive Officer	Title	Maximum Eligible Bonus Amount
Douglas C. Robinson	President and Chief Executive Officer	$417,463
David W. Brown	President, LifeVantage Network	$262,500
Dr. Joe M. McCord	Chief Science Officer	$105,000
Carrie E. McQueen	Chief Financial Officer and Treasurer	$252,438
Kirby L. Zenger	Chief Network Officer	$232,488

Also on June 22, 2012, our board of directors, upon the recommendation of the compensation committee of our board of directors, approved an increase in Mr. Zenger’s annual base salary from $238,900 to $265,700, effective as of July 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 3, 2012	Lifevantage Corporation

	By:	/s/ Rob Cutler
Rob Cutler
General Counsel and Corporate Secretary